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EXHIBIT 10.21

August 27, 2003

CONFIDENTIAL

Mr. Joseph L. Reinhart
14591 NW Joseph Ct
Portland OR 97229

  Re:
  Separation Agreement

Dear Joe:

        As we have discussed, your employment with Electro Scientific Industries, Inc. ("ESI" or the "Company") will terminate effective at the close of business on November 30, 2003 (the "Separation Date"). Your last day worked will be August 29, 2003 at which time you resign your position as Vice President Business Development and an Officer of the Company and you will no longer be be required to come into the office. During the period August 29 through November 30, you will remain an active full-time employee and will continue to receive your current salary and benefits.

        In order to help you to transition to your next opportunity, the terms of a Separation Agreement (the "Agreement") are described below. Under this Agreement, if you choose to accept it, you would receive severance compensation in the amount of $110,000 as set out below; and you would agree to the terms described below which include a general release of claims.

A.    Separation Agreement

  1.
  Resignation

        By executing this Agreement, you resign your position as Vice President Business Development and as an Officer of ESI or an Officer or Director of any affiliated company of ESI effective August 29, 2003. You will continue to be employed by the Company and receive your regular pay and benefits through the Separation Date.

  2.
  Separation Pay

        You will receive your final regular payroll and payout of your accrued, unused or otherwise unpaid Flexible Time Off on the Separation Date. If you accept the terms of this Agreement, you will receive severance pay equivalent to 6 months of wages at the $220,000 per annum rate on the Separation Date.

  3.
  Benefits

  3.1
  Health and Dental Benefits

        Your regular health and dental coverage will continue through November 30, 2003. As you may know, pursuant to COBRA, a federal law, you may, if eligible, continue your group health benefits for a period of eighteen (18) months from termination of your employment at your sole expense. Subject to the terms of this Agreement, the Company will pay your COBRA premiums for coverage through May 31, 2004, or until you find other employment through which you are eligible to receive group medical health insurance coverage, whichever happens first. You agree to immediately notify the Company in writing upon obtaining such other employment. You will receive additional information explaining rates and your options under COBRA in separate correspondence.

    3.2
    Other Qualified and Non-Qualified Plans and Programs

        Except for health and dental benefits described above, effective on the Separation Date, you will cease participation in all benefit plans and programs of the Company, including, but not limited to, vacation and sick leave programs and all employee stock programs.

    3.3
    Stock Options and Grants

        Your rights under the Company's Stock Incentive Plans with respect to stock options and stock grants shall be as stated in the plan documents or related agreements. For purposes of stock option vesting and exercise your termination date will be the Separation Date. Please refer to the stock option agreements and stock option plans previously provided to you for details on your right to exercise currently vested stock options.

    3.4
    Deferred Compensation

        You will receive all amounts owed to you under the Company's Deferred Compensation Plan (subject to applicable taxes and withholding) in accordance with the terms of the plan documents.

    3.5
    Outplacement Services

        ESI will provide certain outplacement services to you at its expense in an aggregate amount not to exceed $15,000. You will receive more information on the outplacement services available to you in separate correspondence.

    3.6
    No Other Benefits

        You will not receive any other employee benefits except those specified herein. You acknowledge that you have no vested retirement benefits under any retirement plan or agreement based on your service to the Company. You agree to waive the right to participate in any Company employee benefit plan and to receive other fringe benefits or separation benefits from ESI.

  4.
  Release of Claims

  4.1
  Release

        In consideration for these separation benefits, and except as set forth in Section 4.2 below, you agree to fully release the Company and its subsidiaries, related corporations, affiliates and joint ventures, partnerships, predecessor and successor organizations and all current and former partners, members, joint venturers, officers, directors, employees, agents, insurers, shareholders, representatives and assigns from any and all liability, damages or causes of action, direct or indirect, known or unknown including, without limitation, all claims relating in any way to your employment with the Company or the termination of that employment. This release includes, but is not limited to, any claims for additional compensation, benefits or wages in any form, damages, reemployment or reinstatement. This release also includes, but is not limited to, all claims for relief or remedy under any state or federal laws, including ERISA, 29 USC § 1001 et seq., Title VII of the Civil Rights Act of 1964, 42 USC § 2000e as amended, the Post Civil War Civil Rights Acts, 42 USC §§ 1981-88, the Civil Rights Act of 1991, the Equal Pay Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Older Workers' Benefit Protection Act, the Federal Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act, the Fair Labor Standards Act, Executive Order 11246, and all other laws and contract, tort or other common or statutory law theories and all labor, employment or wage laws of Oregon or any other state.

    4.2
    Exception to Release

        Notwithstanding paragraph 4.1, you and the Company agree that nothing in this Release of Claims shall apply to or reduce or eliminate any rights to indemnity that you now have under statute, contract, policy of insurance, or from any other source of indemnity for any claims that may be made against you, or the defense of such claims. You will remit invoices for costs related to any indemnity rights to J. Michael Dodson, Vice President Administration and Chief Financial Officer until instructed to do otherwise. We also agree that in the event any claims are made against you, or investigations made (including any investigations by any regulatory agency) the Company will provide you with full and complete access to Company records as needed to defend against claims or to respond to any investigation.

  5.
  Voluntary Release

        You acknowledge that you have read the Agreement and understand that you are releasing legal rights, including those identified in the release of claims set forth above. You also acknowledge that, as consideration for executing this Agreement, including the release of claims, you are receiving additional benefits and compensation to which you would not otherwise be entitled. You are advised that you may choose to seek review and advice regarding this Agreement from an attorney.

  6.
  Confidentiality and Non-Competition

  6.1
  Preservation and Non-Use of Confidential Information

        You agree not to discuss this Agreement except with your financial, tax, and legal advisors and with members of your family, and not to discuss Confidential Information obtained during your employment with the Company. For purposes of this Agreement, "Confidential Information" means any and all confidential or proprietary information concerning the Company or its affiliates, joint venturers or other related entities, the disclosure of which could disadvantage ESI or which derives value from the fact that it is not publicly known. Confidential Information includes trades secrets as defined under the Uniform Trades Secrets Act.

        You agree not to use Confidential Information, during the term of this Agreement or after its termination, for any personal or business purpose, either for your own benefit or that of any other person, corporation, government or other entity.

        You also agree that you will not disclose or disseminate any Confidential Information, directly or indirectly, at any time during the term of this Agreement or after its termination, to any person, agency, or court unless compelled to do so pursuant to legal process (e.g., a summons or subpoena) or otherwise required by law and then only after providing the Company with prior notice and a copy of the legal process.

        Finally, you agree that you have already returned or will return upon execution of this agreement any confidential information which is in your possession.

    6.2
    Non-Competition

        You agree that you will not for a period through November 30, 2004 directly or indirectly, accept employment or enter into any business relationship of any sort whatsoever (including, but not limited to, as a consultant, vendor, partner, officer or director, but excluding passive stock investments) with any customer or competitor of the Company or any entity with which the Company has done business or with whom you know the Company intends to do business within the twelve (12) months following the Separation Date. You specifically acknowledge and agree that the terms of this provision are reasonable in every respect and, in particular, because of the competitive and specialized nature of the Company's business, that it is reasonable not to include any geographic limitation in this provision.

  7.
  Litigation Defense

        In the event the Company requests assistance, you agree to assist in defense of ongoing or future litigation or claims about which you have knowledge, at the Company's expense for out of pocket costs.

  8.
  Dispute Resolution

        This Agreement shall be construed in accordance with and governed by the statutes and common law of the state of Oregon. Any disputes arising in connection with the terms or enforcement of this Agreement shall be resolved by confidential mediation or binding arbitration in accordance with the procedures of the American Arbitration Association or other procedures agreed upon by you and the Company. The costs of mediation and arbitration shall be borne equally by you and the Company.

  9.
  Acknowledgement

        You acknowledge that this Agreement contains the entire agreement and understanding between you and the Company and supersedes and replaces all prior negotiations and agreements concerning the subjects of this Agreement. You acknowledge that (a) you have read the Agreement and understand the effect of your release and that you are releasing legal rights; (b) you have had adequate time to consider this Agreement (as set out below); (c) as consideration for executing this Agreement, you have received additional benefits and compensation of value to which you would not otherwise be entitled; and (d) you have been, and hereby are, advised in writing to review this Agreement with legal counsel of your choice.

  10.
  Time for Consideration of Offer and Agreement

        You acknowledge that the Company provided you this Agreement on or before August 29, 2003 and that this offer provided you with a period of at least twenty-one (21) days, or until September 19, 2003, from the date of receipt to consider the offer and this Agreement (the "Consideration Period"). In order to be eligible for the severance pay and benefits offered under this Agreement, you must execute and return this Agreement no later than September 19, 2003. After you execute this Agreement, you have a period of seven (7) days in which you may revoke this Agreement in writing delivered to Barry Harmon, President & Chief Executive Officer or his designee and void your release of claims. In the event you have not executed this Agreement by September 19, 2003 or if you revoke it, this offer will expire and you will not be entitled to the severance pay and benefits offered under this Agreement. If you sign this Agreement by September 19, 2003 and do not revoke it, it will become effective and irrevocable on the 8th day after you sign it (the "Effective Date"), and only then will you be entitled to the severance pay and benefits offered herein.

Sincerely,
ELECTRO SCIENTIFIC INDUSTRIES, INC.
By:
Barry L. Harmon President and Chief Executive Officer

        I have read and understand the foregoing Agreement and, by signing below, I voluntarily enter into this Agreement and understand that I am waiving and releasing legal claims that I may have against the Company.

Accepted	, 2003

Joseph L. Reinhart
Signature

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  EXHIBIT 10.21